UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2018

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8 – Other Events
Item 8.01 Other Events.
On March 27, 2018, Avista Corporation (Avista Corp. or the Company) and Hydro One Limited (Hydro One) filed an all-parties, all-issues settlement agreement in the merger proceeding before the Washington Utilities and Transportation Commission (WUTC) recommending approval of the acquisition of the Company by Hydro One (the transaction). This represents a full settlement that all parties, including the WUTC Staff, have agreed results in a net benefit to the Company's Washington customers and should be accepted by the WUTC.
The settlement includes financial and non-financial commitments by the Company. No costs associated with the transaction will be recovered from Avista Corp. or Hydro One customers. The Company's initial September 2017 applications for state regulatory approval of the transaction proposed a rate credit of approximately $32 million over a 10-year period across Washington, Oregon and Idaho. This amounted to an allocation of an approximately $20 million rate credit in Washington. The settlement, if approved, would result in the allocation to Washington of a rate credit of approximately $31 million over a 5-year period. In the settlement, Hydro One and Avista Corp. have also agreed to a number of other financial commitments, including providing funding for low income participation in new renewable energy and replacing certain manufactured homes. If the settlement is approved, the Company's financial commitments in Washington would total approximately $44 million, including the rate credits. While negotiations with parties in Idaho, Oregon, Montana and Alaska are still underway and will be resolved on a state-by-state basis, if the financial commitments in each other state bore the same ratio to the Company’s base revenue in such state as the financial commitments in Washington bear to the Washington revenue, the total amount of financial commitments would be approximately $74 million, which includes an additional $1 million proposed rate credit in Alaska.
The settlement in principle also provides for the use of a portion of Avista Corp.’s excess deferred federal income taxes for the purpose of accelerating the depreciation schedule for Colstrip Units 3 and 4 to reflect a remaining useful life of those units through December 31, 2027. In addition, included in the financial commitments described above is funding toward a Colstrip community transition fund which is intended to help the Colstrip community transition from coal-fired generation in the event of a future closure. The settlement in principle does not reflect any agreement with respect to the ultimate closure of Units 3 and 4 as that decision would be made in conjunction with the other owners of Colstrip.
Settlement negotiations are a typical part of the regulatory process. Avista Corp. believes that the final settlement reflects the Company's commitment to customers, long-term environmental protections and community investment.
The settlement agreement is subject to WUTC approval. The WUTC Staff’s recommendation that the WUTC approve the settlement agreement is not binding on the WUTC itself.
In addition to Hydro One, Avista Corp. and WUTC Staff, the parties to the merger proceeding include the Public Counsel Unit of the Washington Office of Attorney General, The Energy Project, Northwest Energy Coalition, Renewable Northwest, Natural Resources Defense Council, Sierra Club and the Washington and Northern Idaho District Council of Laborers, the Northwest Industrial Gas Users and the Industrial Customers of Northwest Utilities.
The transaction received approval from the Federal Energy Regulatory Commission on January 16, 2018 and from Avista Corp. shareholders on November 21, 2017. Hydro One and Avista Corp. continue to anticipate closing the transaction in the second half of 2018.
Applications for regulatory approval of the transaction are still pending with utility commissions in Washington, Idaho, Oregon, Montana and Alaska. Approval must be obtained from the Federal Communications Commission. Also required is clearance by the Committee on Foreign Investment in the United States, and compliance with applicable requirements under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as the satisfaction of other customary closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	March 28, 2018	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer